Western New England Bancorp, Inc.

Exhibit 99.1

For further information contact:

James C. Hagan, President and CEO

Guida R. Sajdak, Executive Vice President and CFO

Meghan Hibner, First Vice President and Investor Relations Officer

413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND NINE MONTHS
ENDED SEPTEMBER 30, 2026 AND DECLARES QUARTERLY CASH DIVIDEND

THE COMPANY ALSO ANNOUNCES A NEW 5% SHARE REPURCHASE PLAN

Westfield, Massachusetts, October 27, 2026: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and nine months ended September 30, 2026. For the three months ended September 30, 2026, the Company reported net income of $6.3 million, or $0.32 per diluted share, compared to net income of $3.2 million, or $0.16 per diluted share, for the three months ended September 30, 2025. On a linked quarter basis, net income was $6.3 million, or $0.32 per diluted share, as compared to net income of $3.6 million, or $0.18 per diluted share, for the three months ended June 30, 2026. For the nine months ended September 30, 2026, net income was $14.7 million, or $0.74 per diluted share, compared to net income of $10.1 million, or $0.50 per diluted share, for the nine months ended September 30, 2025.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock. The dividend will be payable on or about November 25, 2026 to shareholders of record on November 11, 2026.

In addition, the Company announced that today its Board of Directors authorized a new stock repurchase plan (the “2026 Plan”), pursuant to which the Company may repurchase up to 1.0 million shares of the Company’s common stock, or approximately 5.0% of the Company’s outstanding common stock as of today. The 2026 Plan will commence upon the completion of the Company’s existing stock repurchase plan (the “2025 Plan”). The 2025 Plan was approved by the Board of Directors on April 22, 2025. At September 30, 2026, there were 276,465 shares of common stock available for repurchase under the 2025 Plan.

James C. Hagan, President and Chief Executive Officer, commented, “I am pleased to report the results for the third quarter of 2026. Our diversified loans and deposits, along with our disciplined approach to managing funding costs, resulted in an increase in the net interest margin to 3.07%. At September 30, 2026, core deposits and non-interest-bearing deposits represented 69.8% and 25.3% of total deposits, respectively, while the average cost of deposits stood at 1.73% for the three months ended September 30, 2026.

We continue to focus on extending credit within our markets and servicing the needs of our existing customer base while ensuring new opportunities present the appropriate risk-adjusted return. Consistent with our prudent credit culture, we continue to proactively identify and manage credit risk within the loan portfolio. At September 30, 2026, our asset quality remained strong, with total delinquency at 0.41% of total loans, and total nonaccrual loans at 0.36% of total loans.

We remain disciplined in our capital management strategies. During the nine months ended September 30, 2026, we repurchased 596,000 shares of common stock and have 276,465 shares of common stock available for repurchase under the 2025 Plan.”

Hagan concluded, “Today, we announced the 2026 Plan, which will commence upon the completion of the 2025 Plan. We continue to believe that repurchasing shares represents a valuable use of the Company’s capital and is an integral element of our capital management strategies. We are pleased to be able to continue to return value to shareholders through share repurchases and quarterly cash dividends. Our commitment to strong capital and strong liquidity levels gives us a solid foundation to take advantage of opportunities in the markets we serve and to enhance shareholder value in the long term.”

Key Highlights:

Loans and Deposits

At September 30, 2026, total loans increased $11.1 million, or 0.5%, from $2.2 billion, or 79.7% of total assets, at December 31, 2025, to $2.2 billion, or 79.8% of total assets. The increase was primarily driven by an increase in residential real estate loans, including home equity loans, of $57.3 million, or 6.7%, partially offset by a decrease in commercial real estate loans of $40.6 million, or 3.7%, and a decrease in commercial and industrial loans of $4.9 million, or 2.2%. At September 30, 2026, total deposits of $2.4 billion increased $67.2 million, or 2.8%, from December 31, 2025, primarily due to an increase in time deposits of $42.2 million, or 6.1%, and an increase in core deposits of $25.0 million, or 1.5%.

Allowance for Credit Losses and Credit Quality

At September 30, 2026, the allowance for credit losses was $19.6 million, or 0.89% of total loans, compared to $20.3 million, or 0.93% of total loans, at December 31, 2025. The allowance for credit losses, as a percentage of nonaccrual loans, was 248.4% and 393.2% at September 30, 2026, and December 31, 2025, respectively. At September 30, 2026, nonaccrual loans totaled $7.9 million, or 0.36% of total loans, compared to $5.2 million, or 0.24% of total loans, at December 31, 2025. Total delinquent loans increased from $3.1 million, or 0.14% of total loans, at December 31, 2025, to $9.1 million, or 0.41% of total loans, at September 30, 2026. Of the $9.1 million in past due loans, 74.1% are residential real estate loans. At September 30, 2026, and December 31, 2025, the Company did not have any other real estate owned.

Net Interest Margin

The net interest margin increased seven basis points from 3.00% for the three months ended June 30, 2026 to 3.07% for the three months ended September 30, 2026. The net interest margin, on a tax-equivalent basis (a non-GAAP financial measure), increased seven basis points from 3.02% for the three months ended June 30, 2026, to 3.09% for the three months ended September 30, 2026. See pages 20-22 for the related net interest margin calculations and a reconciliation of GAAP to non-GAAP financial measures.

Stock Repurchase Program

On April 22, 2025, the Board of Directors authorized the 2025 Plan, pursuant to which the Company may repurchase up to 1.0 million shares of its common stock, or approximately 4.8%, of the Company’s then-outstanding shares of common stock. During the three months ended September 30, 2026, the Company repurchased 215,000 shares of its common stock at an average price per share of $13.85. For the nine months ended September 30, 2026, the Company repurchased 596,000 shares of its common stock at an average price per share of $13.72. At September 30, 2026, there were 276,465 shares of common stock available for repurchase under the 2025 Plan.

Today the Board of Directors authorized the 2026 Plan, pursuant to which the Company may repurchase up to 1.0 million shares of common stock, or approximately 5.0% of the Company’s outstanding shares as of today the date the 2026 Plan was announced. Repurchases under the 2026 Plan will commence upon the completion of the 2025 Plan.

The repurchase of shares under the Company’s stock repurchase plans is administered through an independent broker. The shares of common stock repurchased under both the 2025 Plan and the 2026 Plan have been and will continue to be, as applicable, purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Company’s management (“Management”) determines additional repurchases are not warranted. The timing and amount of additional share repurchases under both the 2025 Plan and the 2026 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Book Value and Tangible Book Value

The Company’s book value per share was $12.34 at September 30, 2026, compared to $12.16 at December 31, 2025, while tangible book value per share, a non-GAAP financial measure, increased $0.18, or 1.6%, from $11.49 at December 31, 2025, to $11.67 at September 30, 2026. See pages 20-22 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Net Income for the Three Months Ended September 30, 2026 Compared to the Three Months Ended June 30, 2026

For the three months ended September 30, 2026, the Company reported net income of $6.3 million, or $0.32 per diluted share, compared to $3.6 million, or $0.18 per diluted share, for the three months ended June 30, 2026. Net interest income increased $673,000, or 3.5%, the provision for credit losses decreased $2.5 million, non-interest income increased $512,000, or 15.1%, and non-interest expense increased $158,000, or 1.0%. Return on average assets and return on average equity were 0.91% and 10.1%, respectively, for the three months ended September 30, 2026, compared to 0.53% and 5.84%, respectively, for the three months ended June 30, 2026.

Net Interest Income and Net Interest Margin

Net interest income, our primary driver of revenues, increased $673,000, or 3.5%, from $19.3 million for the three months ended June 30, 2026, to $20.0 million for the three months ended September 30, 2026. The increase in net interest income was due to an increase in interest and dividend income of $522,000, or 1.7%, and a decrease in interest expense of $151,000, or 1.3%.

During the three months ended September 30, 2026, the net interest margin was 3.07%, compared to 3.00% for the three months ended June 30, 2026. The net interest margin, on a tax-equivalent basis (a non-GAAP financial measure), was 3.09% for the three months ended September 30, 2026, compared to 3.02% for the three months ended June 30, 2026. The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased four basis points from 4.77% for the three months ended June 30, 2026, to 4.81% for the three months ended September 30, 2026. The average loan yield, without the impact of tax-equivalent adjustments, increased four basis points from 5.12% for the three months ended June 30, 2026, to 5.16% for the three months ended September 30, 2026. See pages 20-22 for the related net interest margin calculations and a reconciliation of GAAP to non-GAAP financial measures.

For the three months ended September 30, 2026, the average cost of core deposits, which the Company defines as all deposits except time deposits, was 1.01% compared to 1.03% for the three months ended June 30, 2026. The average cost of time deposits decreased one basis point from 3.38% for the three months ended June 30, 2026, to 3.37% for the three months ended September 30, 2026. The average cost of borrowings, including subordinated debt, increased 71 basis points from 5.15% for the three months ended June 30, 2026, to 5.86% for the three months ended September 30, 2026. During the same period, average borrowings decreased $32.6 million, or 37.9%. Average demand deposits, an interest-free source of funds, increased $15.3 million, or 2.6%, from $593.1 million, or 24.9% of total average deposits, for the three months ended June 30, 2026, to $608.4 million, or 25.2% of total average deposits, for the three months ended September 30, 2026. For the three months ended September 30, 2026, the average cost of total funds, including non-interest-bearing accounts and borrowings, decreased four basis points to 1.82%.

Provision for (Reversal of) Credit Losses

The Company recorded a reversal of credit losses of $971,000 for the three months ended September 30, 2026, compared to a provision for credit losses of $1.6 million during the three months ended June 30, 2026. The decrease of $2.5 million in the provision for credit losses for the three months ended September 30, 2026 was determined by a number of factors, including a decrease in net charge-offs, paydowns in the loan portfolio, changes in the loan portfolio mix, and Management’s consideration of existing economic conditions, including a slight improvement in the quarterly economic outlook from the Federal Reserve Bank. During the three months ended June 30, 2026, the provision for credit losses included a partial charge-off of $1.8 million on a non-owner occupied commercial real estate participation loan relationship (“participation loan”) secured by an office building. In June 2026, the Company was notified by the lead bank of the participation loan that on June 4, 2026, the borrower filed for Chapter 11 Bankruptcy (“Bankruptcy Filing”). Immediately prior to notification of the Bankruptcy Filing, the Company’s 40% portion of the participation loan had a carrying value of $3.4 million and the borrower was then current with its scheduled payments. At September 30, 2026, the relationship was past due and is included in nonaccrual loans. Management continues to monitor macroeconomic variables related to increasing interest rates, tariffs, increased energy costs, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

During the three months ended September 30, 2026, the Company recorded net recoveries of $274,000, or 0.05% of average loans, on an annualized basis, compared to net charge-offs of $1.8 million, or 0.33% of average loans, on an annualized basis, for the three months ended June 30, 2026. The net charge-offs recorded during the three months ended June 30, 2026, were attributable to the $1.8 million charge-off of the participation loan discussed above.

Non-Interest Income

For the three months ended September 30, 2026, non-interest income was $3.9 million, an increase of $512,000, or 15.1%, from the three months ended June 30, 2026. During the three months ended September 30, 2026, the Company reported the sale of two buildings located at 219 and 229 Exchange Street, Chicopee, Massachusetts to the City of Chicopee. The transaction resulted in a total gross cash consideration of $2.4 million and a gain of $712,000 on the sale. Excluding the gain, non-interest income decreased $200,000, or 5.9%. Service charges and fees on deposits decreased $157,000, or 6.5%, from $2.4 million for the three months ended June 30, 2026, to $2.3 million for the three months ended September 30, 2026. During the three months ended June 30, 2026, service charges and fees on deposits included annual VISA incentives due to increased transaction volumes.

Income from bank-owned life insurance (“BOLI”) decreased $19,000, or 3.6%, from the three months ended June 30, 2026, to $516,000 for the three months ended September 30, 2026. During the three months ended September 30, 2026, the Company reported unrealized losses on marketable equity securities of $2,000, compared to unrealized gains of $47,000 during the three months ended June 30, 2026. For the three months ended September 30, 2026, and the three months ended June 30, 2026, wealth management income totaled $382,000 and $389,000, respectively. During the same period, assets under management increased from $256.6 million at June 30, 2026, to $261.4 million at September 30, 2026, reflecting net investment appreciation and assets acquired.

Non-Interest Expense

For the three months ended September 30, 2026, non-interest expense increased $158,000, or 1.0%, to $16.5 million from the three months ended June 30, 2026. During the three months ended September 30, 2026, salaries and employee benefits expense increased $128,000, or 1.4%, primarily due to one additional day of payroll expense. Debit card processing and ATM network costs increased $70,000, or 10.9%, furniture and equipment expense increased $29,000, or 7.2%, data processing expense increased $12,000, or 1.2%, FDIC insurance expense increased $4,000, or 1.1%, and other non-interest expense increased $43,000, or 3.1%. These increases were partially offset by a decrease in professional fees of $82,000, or 13.2%, a decrease in software-related expenses of $42,000, or 5.9%, and a decrease in advertising expense of $5,000, or 1.1%.

For the three months ended September 30, 2026, and the three months ended June 30, 2026, the efficiency ratio was 69.1% and 72.0%, respectively. The decrease in the efficiency ratio was driven by an increase in total revenues, defined as the sum of net interest income and non-interest income, of $1.2 million, or 5.2%, during the three months ended September 30, 2026, compared to the three months ended June 30, 2026.

Income Tax Provision

Income tax expense for the three months ended September 30, 2026 was $2.1 million, with an effective tax rate of 24.6%, compared to $1.2 million, with an effective tax rate of 25.1%, for the three months ended June 30, 2026. The increase is due to higher projected pre-tax income for the twelve months ended December 31, 2026.

Net Income for the Three Months Ended September 30, 2026 Compared to the Three Months Ended September 30, 2025

The Company reported an increase in net income of $3.1 million, or 98.9%, from $3.2 million, or $0.16 per diluted share, for the three months ended September 30, 2025 to $6.3 million, or $0.32 per diluted share, for the three months ended September 30, 2026. Net interest income increased $1.9 million, or 10.5%, provision for credit losses decreased $2.3 million, non-interest income increased $733,000, or 23.1%, and non-interest expense increased $735,000, or 4.7%, during the same period. Return on average assets and return on average equity were 0.91% and 10.1%, respectively, for the three months ended September 30, 2026, compared to 0.46% and 5.20%, respectively, for the three months ended September 30, 2025.

Net Interest Income and Net Interest Margin

Net interest income increased $1.9 million, or 10.5%, to $20.0 million, for the three months ended September 30, 2026, from $18.1 million for the three months ended September 30, 2025. The increase in net interest income was due to an increase in interest and dividend income of $1.3 million, or 4.2%, and a decrease in interest expense of $632,000, or 5.3%.

The net interest margin increased 26 basis points from 2.81% for the three months ended September 30, 2025 to 3.07% for the three months ended September 30, 2026. The net interest margin, on a tax-equivalent basis (a non-GAAP financial measure), increased 26 basis points from 2.83%, for the three months ended September 30, 2025 to 3.09% for the three months ended September 30, 2026. The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased 14 basis points from 4.67% for the three months ended September 30, 2025 to 4.81%, for the three months ended September 30, 2026. The average loan yield, without the impact of tax-equivalent adjustments, increased 15 basis points from 5.01% for the three months ended September 30, 2025 to 5.16% for the three months ended September 30, 2026. During the three months ended September 30, 2026, average interest-earning assets increased $27.8 million, or 1.1% to $2.6 billion, primarily due to an increase in average loans of $79.1 million, or 3.7%, partially offset by a decrease in average securities of $25.0 million, or 6.7%, and a decrease in average short-term investments, consisting of cash and cash equivalents, of $24.1 million, or 46.1%. See pages 20-22 for the related net interest margin calculations and a reconciliation of GAAP to non-GAAP financial measures.

The average cost of total funds, including non-interest-bearing accounts and borrowings, decreased 12 basis points from 1.94% for the three months ended September 30, 2025 to 1.82% for the three months ended September 30, 2026. The average cost of core deposits, which the Company defines as all deposits except time deposits, decreased three basis points from 1.04% for the three months ended September 30, 2025 to 1.01% for the three months ended September 30, 2026. The average cost of time deposits decreased 14 basis points from 3.51% for the three months ended September 30, 2025 to 3.37% for the three months ended September 30, 2026. The average cost of borrowings, including subordinated debt, increased 83 basis points from 5.03% for the three months ended September 30, 2025 to 5.86%, for the three months ended September 30, 2026. Average borrowings decreased $68.1 million, or 56.1%, from the three months ended September 30, 2025, to the three months ended September 30, 2026. Average demand deposits, an interest-free source of funds, increased $26.5 million, or 4.6%, from $581.8 million, or 25.0% of total average deposits, for the three months ended September 30, 2025, to $608.4 million, or 25.2% of total average deposits, for the three months ended September 30, 2026.

Provision for (Reversal of) Credit Losses

During the three months ended September 30, 2026, the Company recorded a reversal of credit losses of $971,000, compared to a provision for credit losses of $1.3 million, during the three months ended September 30, 2025. The decrease of $2.3 million in the provision for credit losses for the three months ended September 30, 2026 compared to the three months ended September 30, 2025 was determined by a number of factors, including paydowns in the loan portfolio, changes in the loan portfolio mix, a decrease in unfunded commitments, and Management’s consideration of existing economic conditions, including a slight improvement in the quarterly economic outlook from the Federal Reserve Bank. Management continues to monitor macroeconomic variables related to increasing interest rates, tariffs, increased energy costs, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

The Company recorded net recoveries of $274,000, or 0.05% of average loans, on an annualized basis, for the three months ended September 30, 2026, as compared to net charge-offs of $43,000, or 0.01% of average loans, on an annualized basis, for the three months ended September 30, 2025.

Non-Interest Income

Non-interest income increased $733,000, or 23.1%, to $3.9 million for the three months ended September 30, 2026, from $3.2 million for the three months ended September 30, 2025. During the three months ended September 30, 2026, the Company reported the sale of two buildings located at 219 and 229 Exchange Street, Chicopee, and recorded a gain of $712,000, as discussed above. During the three months ended September 30, 2026, service charges and fees on deposits increased $66,000, or 3.0%, income from BOLI increased $34,000, or 7.1%, from $482,000 for the three months ended September 30, 2025 to $516,000 for the three months ended September 30, 2026. During the three months ended September 30, 2025, the Company reported $117,000 in other income from loan-level swap fees on commercial loans and did not have comparable income during the three months ended September 30, 2026.

During the three months ended September 30, 2026, the Company reported an unrealized loss on marketable equity securities of $2,000, compared to an unrealized gain on marketable equity securities of $22,000, during the three months ended September 30, 2025. During the three months ended September 30, 2026, the Company reported a gain of $33,000 on non-marketable equity investments and did not have comparable income during the three months ended September 30, 2025. For the three months ended September 30, 2026, and the three months ended September 30, 2025, wealth management income totaled $382,000 and $353,000, respectively.

Non-Interest Expense

For the three months ended September 30, 2026, non-interest expense increased $735,000, or 4.7%, to $16.5 million from $15.8 million for the three months ended September 30, 2025. Salaries and employee benefits expense increased $395,000, or 4.3%, to $9.6 million, due to annual merit increases, an increase in deferred compensation expense to reflect updated performance award estimates and an increase in health insurance benefits. Occupancy expense increased $83,000, or 6.7%, debit card processing and ATM network costs increased $81,000, or 12.8%, professional fees increased $80,000, or 17.4%, data processing expense increased $57,000, or 6.2%, advertising expense increased $19,000, or 4.4%, software-related expenses increased $18,000, or 2.8%, FDIC insurance expense increased $5,000, or 1.3%, other non-interest expense increased $17,000, or 1.2%, and furniture and equipment expense decreased $20,000, or 4.4%.

For the three months ended September 30, 2026, the efficiency ratio was 69.1%, compared to 74.2% for the three months ended September 30, 2025. The decrease in the efficiency ratio was driven by an increase in total revenues, defined as the sum of net interest income and non-interest income, of $2.6 million, or 12.4%, during the three months ended September 30, 2026, compared to the three months ended September 30, 2025.

Income Tax Provision

Income tax expense for the three months ended September 30, 2026 was $2.1 million, or an effective tax rate of 24.6%, compared to $1.0 million, or an effective tax rate of 24.5%, for the three months ended September 30, 2025. The increase is due to higher projected pre-tax income for the twelve months ended December 31, 2026.

Net Income for the Nine Months Ended September 30, 2026 Compared to the Nine Months Ended September 30, 2025

For the nine months ended September 30, 2026, the Company reported net income of $14.7 million, or $0.74 per diluted share, compared to $10.1 million, or $0.50 per diluted share, for the nine months ended September 30, 2025. Net interest income increased $6.9 million, or 13.4%, provision for credit losses decreased $159,000, non-interest income increased $1.4 million, or 14.9%, and non-interest expense increased $2.3 million, or 4.8%, during the same period. Return on average assets and return on average equity were 0.72% and 7.90% for the nine months ended September 30, 2026, respectively, compared to 0.50% and 5.64% for the nine months ended September 30, 2025, respectively.

Net Interest Income and Net Interest Margin

During the nine months ended September 30, 2026, net interest income increased $6.9 million, or 13.4%, to $58.1 million, compared to $51.3 million for the nine months ended September 30, 2025. The increase in net interest income was primarily due to an increase in interest and dividend income of $4.3 million, or 4.9%, and a decrease in interest expense of $2.6 million, or 7.0%.

For the nine months ended September 30, 2026, the net interest margin increased 31 basis points from 2.70% for the nine months ended September 30, 2025 to 3.01%. The net interest margin, on a tax-equivalent basis (a non-GAAP financial measure), was 2.72% for the nine months ended September 30, 2025, compared to 3.02% for the nine months ended September 30, 2026. During the nine months ended September 30, 2026, the Company recorded $98,000 in prepayment penalties related to payoffs in the commercial portfolio, compared to $459,000 during the nine months ended September 30, 2025. For the nine months ended September 30, 2026 and the nine months ended September 30, 2025, excluding the prepayment penalties, the net interest margin increased 32 basis points from 2.68%, to 3.00%, respectively. See pages 20-22 for the related net interest margin calculations and a reconciliation of GAAP to non-GAAP financial measures.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.78% for the nine months ended September 30, 2026, compared to 4.64% for the nine months ended September 30, 2025. The average loan yield, without the impact of tax-equivalent adjustments, was 5.12% for the nine months ended September 30, 2026, compared to 4.98% for the nine months ended September 30, 2025. During the nine months ended September 30, 2026, average interest-earning assets increased $48.2 million, or 1.9%, to $2.6 billion, from the same period in 2025. The increase was primarily due to an increase in average loans of $100.1 million, or 4.8%, partially offset by a decrease in average short-term investments, consisting of cash and cash equivalents, of $35.9 million, or 57.6%, and a decrease in average securities of $15.3 million, or 4.1%.

The average cost of total funds, including non-interest-bearing accounts and borrowings, was 1.85% for the nine months ended September 30, 2026, compared to 2.02% for the nine months ended September 30, 2025. The average cost of core deposits, which the Company defines as all deposits except time deposits, decreased two basis points to 1.02% for the nine months ended September 30, 2026, from 1.04% for the nine months ended September 30, 2025. The average cost of time deposits decreased 38 basis points from 3.77% for the nine months ended September 30, 2025 to 3.39% for the nine months ended September 30, 2026. The average cost of borrowings, including subordinated debt, increased seven basis points from 5.04% for the nine months ended September 30, 2025 to 5.11% for the nine months ended September 30, 2026. Average demand deposits, an interest-free source of funds, increased $21.9 million, or 3.8%, from $574.8 million, or 24.9% of total average deposits, for the nine months ended September 30, 2025 to $596.7 million, or 25.0% of total average deposits, for the nine months ended September 30, 2026.

Provision for (Reversal of) Credit Losses

During the nine months ended September 30, 2026, the Company recorded a provision for credit losses of $661,000, compared to a provision for credit losses of $820,000, during the nine months ended September 30, 2025. The decrease of $159,000, or 19.4%, in the provision for credit losses was primarily due to an increase in total loans of $11.1 million, or 0.5%, during the nine months ended September 30, 2026, compared to an increase in total loans of $60.8 million, or 2.9%, during the nine months ended September 30, 2025. The provision for credit losses for the nine months ended September 30, 2026 was determined by a number of factors, including paydowns in the loan portfolio, changes in the loan portfolio mix, a decrease in unfunded commitments, and Management’s consideration of existing economic conditions, including a slight improvement in the quarterly economic outlook from the Federal Reserve Bank. Management continues to monitor macroeconomic variables related to increasing interest rates, tariffs, increased energy costs, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

Net charge-offs for the nine months ended September 30, 2026 were $1.6 million, or 0.10% of average loans, on an annualized basis, compared to net recoveries of $513,000, or 0.03% of average loans, on an annualized basis, for the nine months ended September 30, 2025. During the nine months ended September 30, 2026, the increase in net charge-offs was due to the partial charge-off of $1.8 million on the participation loan discussed above. During the nine months ended September 30, 2025, the Company recorded a recovery of $624,000 on a previously charged-off commercial relationship.

Non-Interest Income

For the nine months ended September 30, 2026, non-interest income increased $1.4 million, or 14.9%, from $9.3 million, during the nine months ended September 30, 2025 to $10.7 million. During the nine months ended September 30, 2026, the Company reported the sale of two buildings located at 219 and 229 Exchange Street, Chicopee, and recorded a gain of $712,000, as discussed above. During the nine months ended September 30, 2026, non-interest income also included the recognition of $450,000 in BOLI death benefits. Excluding the gain on the sale of premises and equipment and the BOLI death benefit, non-interest income increased $228,000, or 2.4%. For the nine months ended September 30, 2026, compared to the nine months ended September 30, 2025, service charges and fees on deposits increased $361,000, or 5.6%, due to increased transaction volumes, wealth management income increased $254,000, or 28.0%, and income from BOLI increased $56,000, or 3.8%. During the nine months ended September 30, 2026, the Company reported a gain of $33,000 on non-marketable equity investments, compared to a gain of $243,000 during the nine months ended September 30, 2025. During the nine months ended September 30, 2026, the Company reported unrealized gains on marketable equity securities of $32,000, compared to unrealized gains on marketable equity securities of $42,000 during the nine months ended September 30, 2025. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes. During the nine months ended September 30, 2025, the Company reported $212,000 in other income from loan-level swap fees on commercial loans and did not have comparable income during the nine months ended September 30, 2026.

Non-Interest Expense

For the nine months ended September 30, 2026, non-interest expense increased $2.3 million, or 4.8%, to $48.9 million, compared to $46.6 million for the nine months ended September 30, 2025. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits expense of $1.9 million, or 7.0%, due to annual merit increases, an increase in deferred compensation expense to reflect updated performance award estimates, and an increase in health insurance benefits. Occupancy expense increased $287,000, or 7.3%, due to an increase in snow removal costs of $111,000, or 75.9%, debit card and ATM processing fees increased $137,000, or 7.3%, software-related expenses increased $115,000, or 5.9%, advertising expense increased $46,000, or 3.5%, professional fees increased $42,000, or 2.6%, and data processing expense increased $24,000, or 0.9%. These increases were partially offset by a decrease in furniture and equipment expense of $161,000, or 11.3%, a decrease in FDIC insurance expense of $56,000, or 4.6%, and a decrease in other non-interest expense of $32,000, or 0.8%.

For the nine months ended September 30, 2026, the efficiency ratio was 71.0%, compared to 76.9% for the nine months ended September 30, 2025. The decrease in the efficiency ratio was driven by an increase in total revenues, defined as the sum of net interest income and non-interest income, of $8.3 million, or 13.6%, during the nine months ended September 30, 2026, compared to the nine months ended September 30, 2025.

Income Tax Provision

Income tax expense for the nine months ended September 30, 2026 was $4.7 million, representing an effective tax rate of 24.1%, compared to $3.1 million, representing an effective tax rate of 23.6%, for the nine months ended September 30, 2025. The increase is due to higher projected pre-tax income for the twelve months ended December 31, 2026.

Balance Sheet

At September 30, 2026, total assets were $2.7 billion, representing an increase of $9.7 million, or 0.4%, compared to December 31, 2025. The increase in total assets was primarily due to an increase in cash and cash equivalents of $22.4 million, or 55.4%, and an increase in total loans of $11.1 million, or 0.5%, partially offset by a decrease in investment securities of $25.8 million, or 7.1%.

Investments

At September 30, 2026, the investment securities portfolio totaled $339.4 million, or 12.4% of total assets, compared to $365.2 million, or 13.3% of total assets, at December 31, 2025. At September 30, 2026, the Company’s available-for-sale securities portfolio, recorded at fair market value, decreased $14.9 million, or 8.5%, from $175.8 million at December 31, 2025 to $160.9 million. The held-to-maturity securities portfolio, recorded at amortized cost, decreased $10.9 million, or 5.8%, from $188.8 million at December 31, 2025, to $177.9 million at September 30, 2026.

At September 30, 2026, the Company reported net unrealized losses on the available-for-sale securities portfolio of $31.1 million, or 16.2% of the amortized cost basis of the available-for-sale securities portfolio, compared to unrealized losses of $22.4 million, or 11.3% of the amortized cost basis of the available-for-sale securities at December 31, 2025. At September 30, 2026, the Company reported net unrealized losses on the held-to-maturity securities portfolio of $39.6 million, or 22.3% of the amortized cost basis of the held-to-maturity securities portfolio, compared to $30.3 million, or 16.1% of the amortized cost basis of the held-to-maturity securities portfolio at December 31, 2025.

The securities in which the Company may invest are limited by regulation. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks, corporate debt instruments and marketable equity securities. The securities, with the exception of $15.4 million in corporate bonds, are issued by the United States government or government-sponsored enterprises and are therefore either explicitly or implicitly guaranteed as to the timely payment of contractual principal and interest. These positions are deemed to have no credit impairment, therefore, the disclosed unrealized losses within the securities portfolio relate primarily to changes in prevailing interest rates. Absent credit deterioration or other adverse factors, unrealized losses attributable to interest-rate movements would generally be expected to diminish as the securities approach maturity.

Management regularly reviews the portfolio for securities in an unrealized loss position. At September 30, 2026, and December 31, 2025, the Company did not record any credit impairment charges on its securities portfolio and attributed the unrealized losses primarily due to fluctuations in general interest rates or changes in expected prepayments and not due to credit quality. The primary objective of the Company’s investment portfolio is to provide liquidity and to secure municipal deposit accounts while preserving the safety of principal. The available-for-sale and held-to-maturity portfolios are both eligible for pledging to the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) as collateral for borrowings. The portfolios are comprised of high-credit quality investments and both portfolios generated cash flows monthly from interest, principal amortization and payoffs, which supports the Bank's objective to provide liquidity.

Total Loans

Total loans increased $11.1 million, or 0.5%, from $2.2 billion, or 79.7% of total assets, at December 31, 2025, to $2.2 billion, or 79.8% of total assets, at September 30, 2026. The increase in total loans was primarily driven by an increase in residential real estate loans, including home equity loans, of $57.3 million, or 6.7%, partially offset by a decrease in commercial real estate loans of $40.6 million, or 3.7%, and a decrease in commercial and industrial loans of $4.9 million, or 2.2%. The decrease in commercial real estate loans was primarily driven by an increased level of prepayments in the commercial real estate loan portfolio and a broader slowdown in commercial real estate lending activity, as well as the partial charge-off of $1.8 million on the participation loan discussed above. Non-owner occupied commercial real estate loans decreased $31.1 million, or 3.4%, to $879.2 million, or 40.1% of total loans and owner-occupied commercial real estate loans decreased $9.5 million, or 5.0%, to $179.3 million, or 8.2% of total loans.

The following table presents a summary of the loan portfolio by the major classification of loans at the periods indicated:

	September 30, 2026	December 31, 2025
	(Dollars in thousands)
Commercial real estate loans:
Non-owner occupied	$879,181	$910,239
Owner occupied	179,309	188,824
Total commercial real estate loans	1,058,490	1,099,063

Residential real estate loans:
Residential one-to-four family	768,537	719,070
Home equity	145,670	137,801
Total residential real estate loans	914,207	856,871

Commercial and industrial loans	216,889	221,790

Consumer loans	2,125	2,929
Total loans	2,191,711	2,180,653
Unamortized premiums and net deferred loan fees and costs	3,485	2,939
Total loans, including unamortized premiums and net deferred loan fees and costs	$2,195,196	$2,183,592

Credit Quality

Total delinquency was $9.1 million, or 0.41% of total loans, at September 30, 2026, compared to $3.1 million, or 0.14% of total loans at December 31, 2025. Of the $9.1 million in past due loans, 74.1% are residential real estate loans, which include home equity loans. At September 30, 2026, nonaccrual loans totaled $7.9 million, or 0.36% of total loans, compared to $5.2 million, or 0.24% of total loans, at December 31, 2025. The increase in nonaccrual loans was primarily attributable to the participation loan discussed above, which was placed on nonaccrual status following the borrower’s Bankruptcy Filing. At September 30, 2026, and December 31, 2025, there were no loans 90 or more days past due and still accruing interest. Total nonperforming assets, defined as nonaccrual loans and other real estate owned, totaled $7.9 million, or 0.29% of total assets, at September 30, 2026, compared to $5.2 million, or 0.19% of total assets, at December 31, 2025. At September 30, 2026, and December 31, 2025, the Company did not have any other real estate owned.

At September 30, 2026, the allowance for credit losses was $19.6 million, or 0.89% of total loans and 248.4% of nonaccrual loans, compared to $20.3 million, or 0.93% of total loans and 393.2% of nonaccrual loans, at December 31, 2025. The decrease in the allowance for credit losses as a percentage of nonaccrual loans was due to an increase in nonaccrual loans from $5.2 million at December 31, 2025, to $7.9 million at September 30, 2026.

At September 30, 2026, total criticized loans, defined as special mention and substandard loans, totaled $57.7 million, or 2.6% of total loans, compared to $39.7 million, or 1.8% of total loans, at December 31, 2025. Loans designated special mention, which are not considered classified, increased $10.8 million, from $17.2 million, or 0.8% of total loans, at December 31, 2025, to $28.0 million, or 1.3% of total loans, at September 30, 2026. During the same period, substandard loans increased $7.2 million, or 32.0%, to $29.7 million, or 1.4% of total loans.

Of the $28.0 million in loans designated special mention at September 30, 2026, $15.6 million, or 55.7%, are commercial and industrial loans, and $12.4 million, or 44.3%, are commercial real estate loans. Of the $29.7 million in loans categorized substandard at September 30, 2026, $4.1 million, or 13.8%, are commercial and industrial loans, $20.2 million, or 68.0%, are commercial real estate loans, and $5.4 million, or 18.2%, are residential real estate loans. Of the total $57.7 million in criticized loans at September 30, 2026, 93.1% are current and paying as agreed.

The increase in special mention loans from December 31, 2025 to September 30, 2026 resulted from the downgrade of two commercial relationships totaling $21.5 million, from a pass risk rating to special mention. The increase in substandard loans from December 31, 2025 to September 30, 2026 resulted from the downgrade of the participation loan with a carrying value of $1.6 million, net of the $1.8 million charge-off, discussed above. In the third quarter of 2026, an $11.5 million commercial loan relationship was downgraded from special mention to substandard and a $5.8 million commercial loan relationship was upgraded from substandard to special mention. Management continues to closely monitor the loan portfolio for any signs of weakness due to the speculation that commercial real estate values may deteriorate as the market continues to adjust to higher vacancies and higher interest rates as well as any signs of deterioration in the borrower’s financial condition. Management will continue to proactively take steps to mitigate risk in the loan portfolio.

Our commercial real estate portfolio is comprised of diversified property types and primarily within our geographic footprint. At September 30, 2026, the commercial real estate portfolio totaled $1.1 billion and represented 48.3% of total loans. Of the $1.1 billion, $879.2 million, or 83.1% of the commercial real estate portfolio, was categorized as non-owner occupied commercial real estate and represented 314.1% of the Bank’s total risk-based capital. More details on the diversification of the loan portfolio are available in the supplementary earnings presentation.

Deposits

At September 30, 2026, total deposits were $2.4 billion and increased $67.2 million, or 2.8%, from December 31, 2025. Core deposits, which the Company defines as all deposits except time deposits, increased $25.0 million, or 1.5%, from $1.7 billion, or 70.8% of total deposits, at December 31, 2025, to $1.7 billion, or 69.8% of total deposits, at September 30, 2026. Non-interest-bearing deposits increased $20.7 million, or 3.5%, to $615.2 million, and represented 25.3% of total deposits, money market accounts increased $22.9 million, or 3.2%, to $738.5 million, and savings accounts increased $1.5 million, or 0.8%, to $188.1 million. These increases were partially offset by a decrease in interest-bearing checking accounts of $20.0 million, or 11.5%, to $154.2 million.

At September 30, 2026, time deposits increased $42.2 million, or 6.1%, from $689.9 million at December 31, 2025, to $732.1 million. The Company did not have brokered time deposits at September 30, 2026 and December 31, 2025. We continue our disciplined and focused approach to core relationship management and customer outreach to meet funding requirements and liquidity needs, with an emphasis on retaining a long-term core customer relationship base by competing for and retaining deposits in our local market.

At September 30, 2026, the Bank’s uninsured deposits totaled $749.1 million, or 30.8% of total deposits, compared to $697.6 million, or 29.5% of total deposits, at December 31, 2025. Uninsured amounts were based on the portion of customer account balances that exceeded the FDIC limit of $250,000. At September 30, 2026, there was one consumer deposit relationship, which is our largest deposit relationship, with a household concentration comprising 6.1% of total deposits, compared to 5.0% of total deposits at December 31, 2025. The next largest deposit relationship is to a local municipality with a concentration of 1.2% of total deposits at September 30, 2026, and 1.9% at December 31, 2025.

The table below is a summary of our deposit balances for the periods noted:

	At September 30, 2026		At December 31, 2025
	Balance	% of Total Deposits	Balance	% of Total Deposits
	(Dollars in thousands)
Demand and interest-bearing checking:
Demand deposit accounts	$615,171	25.3%	$594,516	25.2%
Interest-bearing checking accounts	154,243	6.4%	174,227	7.4%
Savings:
Regular savings accounts	188,065	7.7%	186,597	7.9%
Money market accounts	738,523	30.4%	715,620	30.3%

Total core deposits	1,696,002	69.8%	1,670,960	70.8%
Time deposits	732,114	30.2%	689,948	29.2%
Total deposits	$2,428,116	100.0%	$2,360,908	100.0%

FHLB and Subordinated Debt

At September 30, 2026, total borrowings decreased $55.1 million, or 51.9%, from $106.1 million at December 31, 2025, to $51.0 million. At September 30, 2026, short-term borrowings decreased $7.1 million, or 53.7%, to $6.1 million, compared to $13.3 million at December 31, 2025. At September 30, 2026, long-term borrowings decreased $48.0 million, or 65.8%, to $25.0 million from $73.0 million at December 31, 2025.

At September 30, 2026, and December 31, 2025, borrowings also consisted of $19.8 million in fixed-to-floating rate subordinated notes (“Notes”). On April 20, 2021, the Company issued $20.0 million in aggregate principal amount of fixed-to-floating rate Notes due on May 1, 2031. On May 1, 2026, the Company’s Notes converted from an annual fixed rate of 4.875% to a floating rate equal to the 90-day average secured overnight financing rate (“SOFR”) plus 412 basis points. The Company has the ability to call the Notes, in whole or in part, on or after May 1, 2026, and at any time upon the occurrence of certain events, subject in each case to the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Notes were designed to qualify as Tier 2 capital under the Federal Reserve’s capital adequacy regulations.

As of September 30, 2026, the Company had $615.6 million of additional borrowing capacity at the FHLB, $354.4 million of additional borrowing capacity under the FRB Discount Window and $25.0 million of other unsecured lines of credit with correspondent banks.

Capital

At September 30, 2026, shareholders’ equity was $244.7 million, or 8.9% of total assets, compared to $247.6 million, or 9.1% of total assets, at December 31, 2025. The change was primarily attributable to net income of $14.7 million, partially offset by an increase of $6.4 million in accumulated other comprehensive loss, cash dividends paid of $4.2 million and the repurchase of 596,000 shares of common stock at a cost of $8.2 million. At September 30, 2026, total shares outstanding were 19,830,872. The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized as defined by regulators and internal Company targets.

	September 30, 2026		December 31, 2025
	Company	Bank	Company	Bank
Total Capital (to Risk Weighted Assets)	14.04%	13.54%	14.19%	13.48%
Tier 1 Capital (to Risk Weighted Assets)	12.31%	12.58%	12.21%	12.46%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	12.31%	12.58%	12.21%	12.46%
Tier 1 Leverage Ratio (to Adjusted Average Assets)	9.27%	9.47%	9.13%	9.32%

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, and business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

•	unpredictable changes in general economic or political conditions, financial markets, fiscal, monetary and regulatory policies, including actual or potential stress in the banking industry;
•	the possibility that future credit losses, loan defaults and charge-off rates are higher than expected due to changes in economic assumptions or adverse economic developments;
•	general business and economic conditions on a national basis and in the local markets in which we operate, including those impacting credit quality;
•	unstable political and economic conditions, including changes in tariff policies, which could materially impact credit quality trends and the ability to generate loans and gather deposits;
•	inflation and governmental responses to inflation, including potential future increases in interest rates that reduce net interest margins;
•	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;
•	changes in regulation, regulatory policy, legislation, accounting standards and practices, and fiscal monetary policy, particularly in light of the shift in presidential administrations and the potential for related shifts in agency policy and leadership;
•	operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity incidents, technological integration, including AI, vendor issues, business interruption, and fraud risks;
•	significant changes in accounting, tax or regulatory practices or requirements;
•	new legal obligations or liabilities or unfavorable resolutions or litigation;
•	disruptive technologies in payment systems and other services traditionally provided by financial institutions;
•	the risk that we may not be successful in the implementation of our business strategy;
•	severe weather, natural disasters, pandemics, acts of war, or terrorism and other external events which could significantly impact our business;
•	declines in real estate values in the Company’s market area, which may adversely affect our loan production;
•	decreases in the value of securities and other assets, or changes in the securities markets which affect investment management revenue;
•	decreases in deposit levels necessitating increased borrowing to fund loans, investments and other needs;

•	competitive pressures from other financial institutions;
•	the soundness of other financial services institutions which may adversely affect our credit risk;
•	failure or circumvention of our internal controls or procedures;
•	the risk that goodwill and intangibles recorded in our financial statements will become impaired;
•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
•	introduction of new lines of business or new products and services, which may subject us to additional risks;
•	changes in key management personnel which may adversely impact our operations; and
•	other risks and uncertainties detailed in Part 1A “Risk Factors” of the Company’s 2025 Annual Report on Form 10-K.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2026	2026	2026	2025	2025	2026	2025
INTEREST AND DIVIDEND INCOME:
Loans	$28,497	$27,960	$27,440	$27,491	$26,690	$83,897	$77,888
Securities	2,457	2,457	2,505	2,588	2,617	7,419	7,627
Other investments	124	156	147	164	166	427	526
Short-term investments	225	208	189	294	560	622	2,041
Total interest and dividend income	31,303	30,781	30,281	30,537	30,033	92,365	88,082

INTEREST EXPENSE:
Deposits	10,522	10,358	9,978	10,296	10,403	30,858	32,216
Short-term borrowings	81	236	322	85	39	639	140
Long-term debt	308	515	902	1,073	1,245	1,725	3,696
Subordinated debt	398	351	254	254	254	1,003	762
Total interest expense	11,309	11,460	11,456	11,708	11,941	34,225	36,814

Net interest and dividend income	19,994	19,321	18,825	18,829	18,092	58,140	51,268

(REVERSAL OF) PROVISION FOR CREDIT LOSSES	(971)	1,557	75	(485)	1,293	661	820

Net interest and dividend income after (reversal of) provision for credit losses	20,965	17,764	18,750	19,314	16,799	57,479	50,448

NON-INTEREST INCOME:
Service charges and fees on deposits	2,265	2,422	2,131	2,234	2,199	6,818	6,457
Wealth management income	382	389	390	319	353	1,161	907
Income from bank-owned life insurance	516	535	476	492	482	1,527	1,471
Gain on sale of premises and equipment	712	–	–	–	–	712	–
Gain on bank-owned life insurance death benefits	–	1	449	–	–	450	–
Unrealized (loss) gain on marketable equity securities	(2)	47	(13)	(7)	22	32	42
Gain on mortgage banking activity	–	–	–	–	–	–	11
Gain on non-marketable equity investments	33	–	–	–	–	33	243
Other income	–	–	–	135	117	–	212
Total non-interest income	3,906	3,394	3,433	3,173	3,173	10,733	9,343

NON-INTEREST EXPENSE:
Salaries and employee benefits	9,604	9,476	9,229	9,373	9,209	28,309	26,453
Occupancy	1,320	1,319	1,562	1,312	1,237	4,201	3,914
Furniture and equipment	433	404	433	437	453	1,270	1,431
Data processing	973	961	821	899	916	2,755	2,731
Software	670	712	689	687	652	2,071	1,956
Debit/ATM card processing expense	714	644	663	599	633	2,021	1,884
Professional fees	540	622	509	388	460	1,671	1,629
FDIC insurance	381	377	392	398	376	1,150	1,206
Advertising	452	457	442	349	433	1,351	1,305
Other	1,426	1,383	1,268	1,428	1,409	4,077	4,109
Total non-interest expense	16,513	16,355	16,008	15,870	15,778	48,876	46,618

INCOME BEFORE INCOME TAXES	8,358	4,803	6,175	6,617	4,194	19,336	13,173

INCOME TAX PROVISION	2,059	1,205	1,398	1,408	1,027	4,662	3,113
NET INCOME	$6,299	$3,598	$4,777	$5,209	$3,167	$14,674	$10,060

Basic earnings per share	$0.32	$0.18	$0.24	$0.26	$0.16	$0.74	$0.50
Weighted average shares outstanding	19,671,364	19,781,515	19,996,682	20,060,358	20,110,492	19,815,329	20,234,534
Diluted earnings per share	$0.32	$0.18	$0.24	$0.26	$0.16	$0.74	$0.50
Weighted average diluted shares outstanding	19,791,391	19,894,399	20,065,067	20,206,539	20,240,975	19,915,761	20,354,977

Other Data:
Return on average assets (1)	0.91%	0.53%	0.71%	0.75%	0.46%	0.72%	0.50%
Return on average equity (1)	10.05%	5.84%	7.77%	8.40%	5.20%	7.90%	5.64%
Efficiency ratio	69.09%	72.00%	71.92%	72.13%	74.20%	70.97%	76.91%
Adjusted efficiency ratio (2)	71,31%	72.15%	73.36%	72.11%	74.27%	72.25%	77.28%
Net interest margin	3.07%	3.00%	2.95%	2.89%	2.81%	3.01%	2.70%
Net interest margin, on a fully tax-equivalent basis	3.09%	3.02%	2.97%	2.91%	2.83%	3.02%	2.72%

(1) Annualized.
(2) The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, gain on bank-owned life insurance death benefits, and gain on sale of premises and equipment.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Cash and cash equivalents	$62,768	$37,666	$56,137	$40,381	$82,942
Securities available-for-sale, at fair value	160,859	170,598	173,215	175,800	179,234
Securities held to maturity, at amortized cost	177,913	181,723	185,392	188,800	193,446
Marketable equity securities, at fair value	666	662	610	632	471
Federal Home Loan Bank of Boston and other restricted stock - at cost	2,985	3,790	5,736	5,359	5,818

Loans	2,195,196	2,193,832	2,200,956	2,183,592	2,131,308
Allowance for credit losses	(19,634)	(20,185)	(20,451)	(20,297)	(20,542)
Net loans	2,175,562	2,173,647	2,180,505	2,163,295	2,110,766

Bank-owned life insurance	78,730	78,214	77,679	79,019	78,527
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	781	875	969	1,063	1,156
Other assets	73,390	72,639	71,807	69,644	70,683
TOTAL ASSETS	$2,746,141	$2,732,301	$2,764,537	$2,736,480	$2,735,530

Total deposits	$2,428,116	$2,401,400	$2,381,792	$2,360,908	$2,349,875
Short-term borrowings	6,140	17,740	23,810	13,270	2,980
Long-term debt	25,000	25,000	73,000	73,000	98,000
Subordinated debt	19,820	19,810	19,800	19,790	19,781
Securities pending settlement	125	–	–	242	–
Other liabilities	22,246	20,072	18,039	21,633	21,254
TOTAL LIABILITIES	2,501,447	2,484,022	2,516,441	2,488,843	2,491,890

TOTAL SHAREHOLDERS' EQUITY	244,694	248,279	248,096	247,637	243,640
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,746,141	$2,732,301	$2,764,537	$2,736,480	$2,735,530

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Shares outstanding at end of period	19,830,872	20,045,872	20,240,872	20,372,786	20,491,966

Operating results:
Net interest income	$19,994	$19,321	$18,825	$18,829	$18,092
(Reversal of) provision for credit losses	(971)	1,557	75	(485)	1,293
Non-interest income	3,906	3,394	3,433	3,173	3,173
Non-interest expense	16,513	16,355	16,008	15,870	15,778
Income before income provision for income taxes	8,358	4,803	6,175	6,617	4,194
Income tax provision	2,059	1,205	1,398	1,408	1,027
Net income	6,299	3,598	4,777	5,209	3,167

Performance Ratios:
Net interest margin	3.07%	3.00%	2.95%	2.89%	2.81%
Net interest margin, on a fully tax-equivalent basis	3.09%	3.02%	2.97%	2.91%	2.83%
Interest rate spread	2.40%	2.33%	2.28%	2.21%	2.13%
Interest rate spread, on a fully tax-equivalent basis	2.41%	2.34%	2.30%	2.23%	2.14%
Return on average assets	0.91%	0.53%	0.71%	0.75%	0.46%
Return on average equity	10.05%	5.84%	7.77%	8.40%	5.20%
Efficiency ratio (GAAP)	69.09%	72.00%	71.92%	72.13%	74.20%
Adjusted efficiency ratio (non-GAAP) (1)	71.31%	72.15%	73.36%	72.11%	74.27%

Per Common Share Data:
Basic earnings per share	$0.32	$0.18	$0.24	$0.26	$0.16
Earnings per diluted share	0.32	0.18	0.24	0.26	0.16
Cash dividend declared	0.07	0.07	0.07	0.07	0.07
Book value per share	12.34	12.39	12.26	12.16	11.89
Tangible book value per share (non-GAAP) (2)	11.67	11.72	11.59	11.49	11.22

Asset Quality:
30-89 day delinquent loans	$7,688	$3,693	$2,317	$2,098	$3,123
90 days or more delinquent loans	1,410	965	840	1,047	1,425
Total delinquent loans	9,098	4,658	3,157	3,145	4,548
Total delinquent loans as a percentage of total loans	0.41%	0.21%	0.14%	0.14%	0.21%
Nonaccrual loans	$7,904	$7,759	$4,681	$5,162	$5,649
Nonaccrual loans as a percentage of total loans	0.36%	0.35%	0.21%	0.24%	0.27%
Nonaccrual assets as a percentage of total assets	0.29%	0.28%	0.17%	0.19%	0.21%
Allowance for credit losses as a percentage of nonaccrual loans	248.41%	260.15%	436.89%	393.20%	363.64%
Allowance for credit losses as a percentage of total loans	0.89%	0.92%	0.93%	0.93%	0.96%
Net loan (recoveries) charge-offs	$(274)	$1,789	$55	$41	$43
Net loan (recoveries) charge-offs as a percentage of average loans, annualized	(0.05)%	0.33%	0.01%	0.01%	0.01%

___________________________

(1)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gains on non-marketable equity investments, gain on bank-owned life insurance death benefits, and gain on sale of premises and equipment.
(2)	Tangible book value per share (non-GAAP) represents the value of the Company’s tangible assets divided by its current outstanding shares.

The following table sets forth the information relating to our average balances and net interest income for the three months ended September 30, 2026, June 30, 2026 and September 30, 2025 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,191,532	$28,615	5.18%	$2,189,867	$28,084	5.14%	$2,112,394	$26,810	5.04%
Securities(2)	349,128	2,457	2.79	355,904	2,457	2.77	374,082	2,617	2.78
Other investments	12,746	124	3.86	14,171	156	4.42	14,993	166	4.39
Short-term investments(3)	28,249	225	3.16	26,034	208	3.20	52,380	560	4.24
Total interest-earning assets	2,581,655	31,421	4.83	2,585,976	30,905	4.79	2,553,849	30,153	4.68
Total non-interest-earning assets	156,102			152,735			157,127
Total assets	$2,737,757			$2,738,711			$2,710,976

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$142,809	259	0.72	$147,413	360	0.98	$161,171	453	1.12
Savings accounts	189,139	46	0.10	193,850	58	0.12	187,279	42	0.09
Money market accounts	737,509	3,965	2.13	728,462	3,847	2.12	703,084	3,784	2.14
Time deposit accounts	735,029	6,252	3.37	722,603	6,093	3.38	692,742	6,124	3.51
Total interest-bearing deposits	1,804,486	10,522	2.31	1,792,328	10,358	2.32	1,744,276	10,403	2.37
Borrowings	53,271	787	5.86	85,845	1,102	5.15	121,389	1,538	5.03
Interest-bearing liabilities	1,857,757	11,309	2.42	1,878,173	11,460	2.45	1,865,665	11,941	2.54
Non-interest-bearing deposits	608,384			593,110			581,835
Other non-interest-bearing liabilities	22,905			20,392			22,014
Total non-interest-bearing liabilities	631,289			613,502			603,849
Total liabilities	2,489,046			2,491,675			2,469,514
Total equity	248,711			247,036			241,462
Total liabilities and equity	$2,737,757			$2,738,711			$2,710,976
Less: Tax-equivalent adjustment(2)		(118)			(124)			(120)
Net interest and dividend income		$19,994			$19,321			$18,092
Net interest rate spread(4)			2.40%			2.33%			2.13%
Net interest rate spread, on a tax-equivalent basis(5)			2.41%			2.34%			2.14%
Net interest margin(6)			3.07%			3.00%			2.81%
Net interest margin, on a tax-equivalent basis(7)			3.09%			3.02%			2.83%
Ratio of average interest-earning assets to average interest-bearing liabilities			138.97%			137.69%			136.89%

The following tables set forth the information relating to our average balances and net interest income for the nine months ended September 30, 2026 and 2025 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Nine Months Ended September 30,
	2026			2025
	Average Balance	Interest	Average Yield Cost(8)	Average Balance	Interest	Average Yield Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,189,328	$84,258	5.15%	$2,089,208	$78,250	5.01%
Securities(2)	356,284	7,419	2.78	371,541	7,627	2.74
Other investments	14,156	427	4.03	14,959	526	4.70
Short-term investments(3)	26,384	622	3.15	62,260	2,041	4.38
Total interest-earning assets	2,586,152	92,726	4.79	2,537,968	88,444	4.66
Total non-interest-earning assets	154,215			156,704
Total assets	$2,740,367			$2,694,672

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$146,342	919	0.84%	$155,894	1,127	0.97%
Savings accounts	191,019	147	0.10	186,561	137	0.10
Money market accounts	731,553	11,634	2.13	698,302	11,352	2.17
Time deposit accounts	716,574	18,158	3.39	695,312	19,600	3.77
Total interest-bearing deposits	1,785,488	30,858	2.31	1,736,069	32,216	2.48
Short-term borrowings and long-term debt	88,169	3,367	5.11	122,076	4,598	5.04
Total interest-bearing liabilities	1,873,657	34,225	2.44	1,858,145	36,814	2.65
Non-interest-bearing deposits	596,739			574,814
Other non-interest-bearing liabilities	21,575			23,216
Total non-interest-bearing liabilities	618,314			598,030

Total liabilities	2,491,971			2,456,175
Total equity	248,396			238,497
Total liabilities and equity	$2,740,367			$2,694,672
Less: Tax-equivalent adjustment (2)		(361)			(362)
Net interest and dividend income		$58,140			$51,268
Net interest rate spread (4)			2.33%			1.99%
Net interest rate spread, on a tax-equivalent basis (5)			2.35%			2.01%
Net interest margin (6)			3.01%			2.70%
Net interest margin, on a tax-equivalent basis (7)			3.02%			2.72%
Ratio of average interest-earning
assets to average interest-bearing liabilities			138.03%			136.59%

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Annualized.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its results of operations and financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025
	(Dollars in thousands)

Loan interest (no tax adjustment)	$28,497	$27,960	$27,440	$27,491	$26,690
Tax-equivalent adjustment	118	124	119	125	120
Loan interest (tax-equivalent basis)	$28,615	$28,084	$27,559	$27,616	$26,810

Loan interest (tax-equivalent basis)	$28,615	$28,084	$27,559	$27,616	$26,810
Less:
Prepayment penalties	–	82	16	–	34
Adjusted loan income, excluding prepayment penalties (tax-equivalent basis) (non-GAAP)	$28,615	$28,002	$27,543	$27,616	$26,776

Average loans	$2,191,532	$2,189,867	$2,186,529	$2,166,804	$2,112,394
Average loan yield (no tax adjustment)	5.16%	5.12%	5.09%	5.03%	5.01%
Average loan yield (no tax adjustment), excluding prepayment penalties (non-GAAP)	5.16%	5.11%	5.09%	5.03%	5.01%
Average loan yield (tax-equivalent)	5.18%	5.14%	5.11%	5.06%	5.04%
Average loan yield (tax-equivalent basis), excluding prepayment penalties (non-GAAP)	5.18%	5.13%	5.11%	5.06%	5.03%

Net interest income (no tax adjustment)	$19,994	$19,321	$18,825	$18,829	$18,092
Tax equivalent adjustment	118	124	119	125	120
Net interest income (tax-equivalent basis)	$20,112	$19,445	$18,944	$18,954	$18,212

Net interest income (no tax adjustment)	$19,994	$19,321	$18,825	$18,829	$18,092
Less:
Prepayment penalties	–	82	16	–	34
Adjusted net interest income (non-GAAP)	$19,994	$19,239	$18,809	$18,829	$18,058

Average interest-earning assets	$2,581,655	$2,585,976	$2,590,928	$2,584,310	$2,553,849
Net interest margin (no tax adjustment)	3.07%	3.00%	2.95%	2.89%	2.81%
Net interest margin (tax-equivalent basis)	3.09%	3.02%	2.97%	2.91%	2.83%
Adjusted net interest margin, excluding prepayment penalties (no tax adjustment) (non-GAAP)	3.07%	2.98%	2.94%	2.89%	2.81%

	At or for the quarter ended
	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025
	(Dollars in thousands, except per share data)

Book Value per Share (GAAP)	$12.34	$12.39	$12.26	$12.16	$11.89
Non-GAAP adjustments:
Goodwill	(0.63)	(0.62)	(0.62)	(0.61)	(0.61)
Core deposit intangible	(0.04)	(0.05)	(0.05)	(0.06)	(0.06)
Tangible Book Value per Share (non-GAAP)	$11.67	$11.72	$11.59	$11.49	$11.22

Efficiency Ratio:
Non-interest Expense (GAAP)	$16,513	$16,355	$16,008	$15,870	$15,778

Net Interest Income (GAAP)	$19,994	$19,321	$18,825	$18,829	$18,092

Non-interest Income (GAAP)	$3,906	$3,394	$3,433	$3,173	$3,173
Non-GAAP adjustments:
Unrealized loss (gain) on marketable equity securities	2	(47)	13	7	(22)
Gain on non-marketable equity investments	(33)	–	–	–	–
Gain on sale of premises and equipment	(712)	–	–	–	–
Gain on bank-owned life insurance death benefits	–	(1)	(449)	–	–
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$3,163	$3,346	$2,997	$3,180	$3,151
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$23,157	$22,667	$21,822	$22,009	$21,243

Efficiency Ratio (GAAP)	69.09%	72.00%	71.92%	72.13%	74.20%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	71.31%	72.15%	73.36%	72.11%	74.27%

	For the nine months ended
	9/30/2026	9/30/2025
	(Dollars in thousands)

Loan income (no tax adjustment)	$83,897	$77,888
Tax-equivalent adjustment	361	362
Loan income (tax-equivalent basis)	$84,258	$78,250

Net interest income (no tax adjustment)	$58,140	$51,268
Tax equivalent adjustment	361	362
Net interest income (tax-equivalent basis)	$58,501	$51,630

Net interest income (no tax adjustment)	$58,140	$51,268
Less:
Prepayment penalties	98	459
Adjusted net interest income (non-GAAP)	$58,042	$50,809

Average interest-earning assets	$2,586,152	$2,537,968
Net interest margin (no tax adjustment)	3.01%	2.70%
Net interest margin, tax-equivalent	3.02%	2.72%
Net interest margin, excluding prepayment penalties (no tax adjustment) (non-GAAP)	3.00%	2.68%

Adjusted Efficiency Ratio:
Non-interest Expense (GAAP)	$48,876	$46,618

Net Interest Income (GAAP)	$58,140	$51,268

Non-interest Income (GAAP)	$10,733	$9,343
Non-GAAP adjustments:
Unrealized gains on marketable equity securities	(32)	(42)
Gain on sale of premises and equipment	(712)	–
Gain on bank-owned life insurance death benefits	(450)	–
Gain on non-marketable equity investments	(33)	(243)
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$9,506	$9,058
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$67,646	$60,326

Efficiency Ratio (GAAP)	70.97%	76.91%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	72.25%	77.28%